FOR IMMEDIATE RELEASE

Media Contact:

Eric Miller
Intersections Inc.
Tel: 703-488-6100
emiller@intersections.com

Intersections Inc. Appoints New Chief Financial Officer

Board of Directors Appoints John G. Scanlon Executive Vice President and Chief Financial Officer

Chantilly, Va - November 1, 2010  -- Intersections Inc., (Nasdaq: INTX), a leading provider of consumer and corporate identity risk management services, today announced that the company’s Board of Directors has appointed John G. Scanlon as Executive Vice President and Chief Financial Officer of the corporation effectively immediately.  Previously, Mr. Scanlon served as Chief Operating Officer, Business Services and as Executive Vice President of Strategic Growth for the company.

“As our company continues to grow and our financial complexity increases, we have a need for   a Chief Financial Officer who can bring both a strategic perspective to the role and manage the day-to-day operations effectively.  John’s background in both finance and general management, combined with his insider’s knowledge of our company, makes him an ideal choice for this role,” said company Chief Executive Officer, Michael Stanfield.

Mr. Scanlon started his twenty-year business career in finance at J.P. Morgan & Company, and has subsequently held senior finance, technology, operations, and general management roles at multiple Fortune 500 companies.  He holds a Bachelor of Science in Business Administration degree from Georgetown University and a Masters of Management degree in Finance from the J.L. Kellogg Graduate School of Management at Northwestern University.

About Intersections Inc. (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Eight million consumers are actively protected by Intersections' consumer and breach remediation services offered through North America's leading financial institutions, directly to consumers under its award-winning identity guard® brand and through its exclusive partnership with ITAC, the Identity Theft Assistance Center. Since its inception in 1996, Intersections has protected more than 30 million consumers.

For advice, opinions, and the latest news on identity theft for consumers, visit http://www.IDGuardian.com. Twitter handle: IDGuardian.